AZZ incorporated Signs Agreement to Acquire Nuclear Logistics Inc.

An acquisition of the largest third party supplier of Electrical and Mechanical equipment for enhancing the safety of nuclear facilities, that complements our current served markets and provides additional growth and expansion opportunities in the power generation segment.

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 30, 2012 – Fort Worth, TX – AZZ incorporated (“AZZ”) (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced that it has entered into an agreement to acquire substantially all of the assets of Nuclear Logistics, Inc. (“NLI”), a Fort Worth, TX based provider of electrical and mechanical equipment and services for enhancing the safety of nuclear facilities. The acquisition, which is subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, is anticipated to close on June 1, 2012 and is a part of the stated AZZ strategy to expand our offerings in the Electrical and Industrial Products segment and to enhance our presence in the Power Generation market.

Founded in 1991, NLI has established itself as a premier provider of Electrical and Mechanical components to nuclear power plants and US Department of Energy facilities.  NLI works in concert with leading equipment manufacturers to supply equipment to meet nuclear industry requirements including seismic and environmental qualification, EMI/RFI testing and software verification and validation.  NLI also has custom design and manufacturing capabilities to meet the industry specific requirements.  NLI’s mission is to provide technically superior solutions to the nuclear industry.

“NLI is a great addition to AZZ’s outstanding portfolio of brands under the Electrical and Industrial Products Segment. NLI plays the critical role of enhancing and ensuring the safety of nuclear facilities, especially in light of the recent developments in Fukushima, Japan and the increased awareness of safety and redundancy for the nuclear industry in general,” stated David H. Dingus, president and chief executive officer of AZZ incorporated.  “This transaction is consistent with our stated strategy of focusing on the Power Generation market segment and reinforces our commitment to growth by acquisitions”, he continued.

For the first full year under AZZ, NLI revenues are expected to be in the range of $70 to $80 million. AZZ expects the acquisition to be accretive to FY2013 EPS by $0.20 to $0.25, which will include the expected acquisition costs and the amortization of intangible assets, including NLI’s acquired backlog of approximately $75 million.

The Asset Purchase Agreement provides for the acquisition by AZZ of substantially all of the assets of NLI for cash consideration in the amount of $80 million and the assumption of current liabilities plus $4.8 million of notes payable, which will be paid at closing.  Additionally, pursuant to the Asset Purchase Agreement, AZZ could be obligated to make an additional payment of up to $20 million to NLI based on the future financial performance of the Assets.

About AZZ incorporated (NYSE: AZZ)

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.